The #1 Airborne Healthcare Company

Air Methods’ Preliminary 1st Qtr. Results Exceed Expectations
All Key Measures Are In-Line With or Exceed Expectations

DENVER, CO., April 23, 2009 -- Air Methods Corporation (NasdaqGS: AIRM), the largest air medical transportation company in the world, reported that preliminary first quarter 2009 earnings exceed expectations.  Expected earnings improvement is attributed to better-than-anticipated patient transports in March, improved reimbursement for community-based transports, and lower maintenance and fuel expense.

Total community-based patient transports were 9,432 during the current-year quarter.  Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased 418 transports or 4%, while weather cancellations for these same bases decreased by 758 transports compared with the prior-year quarter.  During the month of March, Same-Base Transports increased by 6 transports or less than 1%, while weather cancellations for these same bases decreased by 94 transports compared with the prior-year month.

Preliminary net revenue per community-based transport for the first quarter of 2009 was in-line with management’s expectations and reflects significant improvement over the prior-year first quarter result of $6,622 per transport, as well as an increase over the fourth quarter 2008 result of $7,156 per transport.

Preliminary maintenance expense reflects a $2.8 million reduction compared with the prior-year quarter.  Maintenance cost per flight hour decreased $43 per hour, or 7% compared with the prior-year quarterly result of $610 per hour.  Preliminary fuel expense decreased by $1.4 million compared with the prior-year quarter, while fuel costs per community-based patient transport decreased by $98 per transport, or 28% from $351 in the prior-year period.

The Company noted that these preliminary results are subject to final quarter-end closing and review procedures and are therefore subject to change.

Aaron Todd, CEO, stated, “We are pleased to see a return to earnings growth for the first quarter of 2009. We are especially encouraged by the return to historical levels of demand for service during the month of March. Efforts to reduce maintenance costs through fleet rejuvenation and utilization of more efficient single-engine aircraft are now generating returns on these investments. The quarter has also benefited from greatly improved financial performance within our Products Division as a result of increased backlog and due to improved operating performance within our hospital-based operations.”

The Company will report financial results for the first quarter ended March 31, 2009 after the close of the market on Thursday, May 7, 2009.  The Company has scheduled a conference call for Thursday, May 7, 2009 at 4:15 p.m. Eastern to discuss these results.  Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 96724635 for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413.  Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.